Exhibit 10.2

ENERGY XXI (BERMUDA) LIMITED

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Energy XXI (Bermuda) Limited, a Bermuda corporation (“Company”), and John D. Schiller, Jr. (“Executive”) is entered into effective as of September 10, 2008 (the “Effective Date”).

WHEREAS, Executive is currently employed by the Company; and

WHEREAS, Executive and the Company have heretofore entered into that certain Employment Agreement dated as of April 4, 2006 (“Original Agreement”); and

WHEREAS, the Company desires to continue to employ Executive in an executive capacity, and Executive likewise desires to continue to be employed by the Company; and

WHEREAS, the Company and Executive desire to replace the Original Agreement with this Agreement;

NOW, THEREFORE, in consideration of (1) the Company’s agreement to grant to Executive Seven Hundred Fifty Thousand (750,000) stock options to purchase the Company’s common shares under the Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“Grant”), such Grant to be made pursuant to the terms and conditions of the Stock Option Agreement governing the Grant and subject to the prior approval of the Grant by the Company’s Remuneration Committee, and (2) the mutual promises, covenants, representations, obligations and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment-at-will. Company agrees to employ Executive, and Executive hereby agrees to be employed by Company. Employment of Executive shall be at will and may be terminated by either party on the terms and conditions set forth in this Agreement.

2. Term of Employment. Subject to the provisions for termination provided in the Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date. The Term shall be automatically renewed and extended for a period of thirty-six (36) months commencing on each successive day after the Effective Date.

3. Executive’s Duties.

(a) Positions. During the Term, Executive shall serve as Chairman of the Company’s Board of Directors (“Board”) and Chief Executive Officer of Company (and/or in such other positions as the parties mutually may agree), with such customary duties and responsibilities as may from time to time be assigned to him by the Company, provided that such duties are at all times consistent with the duties of such positions. The Company and the Board shall nominate Executive for re-election to the Board, to serve as Chairman of the Board, as and when his term expires while he remains employed under this Agreement. Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company’s Affiliates. For purposes of this Agreement, the term “Affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company. Executive agrees to serve in the positions referred to herein and to perform all duties relating thereto diligently and to the best of his ability.

(b) Other Interests. Executive agrees, during the period of his employment by the Company, to devote his primary business time, energy and best efforts to the business and affairs of the Company and its Affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in personal investments and other corporate, civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board, provided, however, that Executive agrees that if the Board determines that continued service with one or more of these entities is inconsistent with Executive’s duties hereunder and gives written notice of such to Executive, Executive will resign from such position(s).

(c) Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to use his reasonable best efforts to act at all times in the best interests of the Company. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

4. Compensation.

(a) Base Compensation. For services rendered by Executive under this Agreement, Company shall pay to Executive a minimum base salary (“Base Compensation”) of $600,000 per annum payable in accordance with Company’s customary payroll practice for its senior executive officers. The amount of Base Compensation shall be reviewed periodically by the Remuneration Committee of the Board (the “Committee”) and may be increased from time to time as the Committee may deem appropriate. References in this Agreement to Base Compensation shall refer to annual base salary so increased. Base Compensation, as in effect at any time, may not be decreased without the prior written consent of Executive.

(b) Annual Bonus. In addition to his Base Compensation, Executive shall be eligible to receive each year during the Term, a cash incentive payment (“Bonus”) in an amount determined by the Committee based on Executive’s individual performance, the performance of Company and performance goals established by the Committee. The Target Bonus shall be an amount equal to 125% of Executive’s Base Compensation in effect at the time the Bonus is determined by the Committee (“Target Bonus”). Such Bonus, if any, shall be paid not later than the fifteenth day of the second calendar month following the the last day of the Company’s fiscal year in which the Bonus was earned ends.

(c) Equity Compensation. During this Agreement, Executive shall be eligible to participate in any equity compensation arrangement or plan offered by the Company to senior executives on such terms and conditions as the Committee of the Board shall determine. Nothing herein shall be construed to give Executive any rights to any amount or type of awards, or rights as a shareholder pursuant to any such plan, grant or award except as provided in such award or grant to Executive provided in writing and authorized by the Committee of the Board.

5. Other Benefits.

(a) During this Agreement, Executive shall be entitled to participate in all incentive compensation plans and to receive all fringe benefits and perquisites offered by Company to any of its senior executive officers, including, without limitation, participation in the various health, retirement, life insurance, short-term and long-term disability insurance, parking and other executive benefit plans or programs provided to the executives of Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Committee during the Term, all on a basis at least as favorable to Executive as may be provided to similarly situated senior executive officers of Company. Executive shall be entitled to take appropriate and reasonable annual vacation time provided that such vacation time does not interfere with his duties hereunder. Company shall reimburse Executive monthly for country or golf and luncheon club dues and one club initiation fee.

(b) Business Expenses. Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of his duties, which expenses will be subject to the oversight of Company’s Audit Committee of the Board in the normal course of business and will be compliant with the applicable Reimbursement Plan (as defined below) of the Company. It is understood that Executive is authorized to incur reasonable business expenses for promoting the business of Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

(c) Automobile. The Company shall provide Executive with an automobile (or an automobile allowance) that is determined by the Committee or the Board to be appropriate for the needs and requirements of Executive’s employment, and the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for maintaining and operating such automobile. Such reimbursements shall comply with all requirements of the applicable Reimbursement Plan (as defined below) of the Company. Such automobile shall be available to Executive and his spouse for personal use.

(d) Life Insurance. During Executive’s employment hereunder, the Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than $4 million (the “Minimum Death Benefit”). Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to the Minimum Death Benefit. The provisions of this Section can be satisfied in whole or in part by any group life insurance policy provided by the Company in accordance with this Section. Executive shall (i) furnish any and all information reasonably requested by the Company or the insurer to facilitate the issuance of the life insurance policy or policies described in this Section or any adjustment to any such policy, and (ii) take such physical examinations as the Company or the insurer deems necessary. If Executive refuses to cooperate or makes any material misstatement of information or nondisclosure of medical history, then the Company shall have no further obligation to provide the benefit described in this Section.

6. Termination and Effect on Compensation.

(a) Resignation by Executive.

(i) Executive may terminate his employment under this Agreement and resign his position(s) with the Company at any time, for any reason whatsoever, or for no reason, in Executive’s sole discretion, by delivering a Notice of Termination (defined in Section 6(e) below). In the event of such termination, except as otherwise provided below, Executive shall not be entitled to further compensation pursuant to this Agreement except as may be provided by the terms of any benefit plans of Company in which Executive may be a participant, and the terms of any outstanding equity grants, and for salary accrued but unpaid through the Date of Termination (defined in Section 6(f) below) and reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to Date of Termination.

(ii) Notwithstanding the provisions of this Section 6(a)(i), in the event that Executive terminates this Agreement by resigning for Good Reason (defined in Section 6(j) below), (A) the Company shall pay Executive immediately upon the Date of Termination a lump sum equal to three (3) times the sum of the Base Compensation and the Target Bonus; (B) for the 36-month period after the Date of Termination, Company shall continue to cover Executive (and Executive’s dependents) in the medical plan sponsored by Company (or any successor) for its executives, provided Executive timely remits to Company the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and (C) Company shall reimburse Executive for any medical premium expenses incurred by Executive under (B) within 30 days after the date of such payment by Executive and in compliance with Treasury Regulation § 1.409A-3(i)(1)(iv) with regard to medical benefits.

(b) Death of Executive. If Executive dies during the term of this Agreement, then the Company will be obligated to continue for twelve (12) months after the Date of Termination (defined in Section 6(f) below) to pay the Base Salary payments under Section 4(a) of this Agreement. The Company may thereafter terminate this Agreement without compensation to Executive’s estate except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of Executive’s employment.

(c) Disability of Executive. Except as provided in Section 6(d)(iii), if Executive shall have been absent from the full-time performance of Executive’s duties with Company for 180 business days during any twelve-month period as a result of Executive’s incapacity due to accident, physical or mental illness, or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis as determined by Executive’s physician (“Disability”), Executive’s employment may be terminated by Company for Disability. If Executive’s employment is terminated for Disability, Executive shall be entitled to the compensation and benefits provided in Section 6(d)(i) hereof.

(d) Other Terminations.

(i) By Company for Reason Other Than Cause. Company may terminate this Agreement and Executive’s employment for any reason whatsoever, or for no reason, in the Board’s sole discretion upon Notice of Termination (as defined in Section 6(e) below). For purposes of this Agreement, acceptance by the Company of Executive’s resignation upon request or by mutual agreement shall be deemed to be a termination by the Company. Except as otherwise provided below, in the event that Executive’s employment is terminated by Company for any reason other than Cause (defined in Section 6(d)(v) below), then in addition to any compensation or benefits to which Executive may be entitled through the Date of Termination (as defined in Section 6(f) below): (A) Company shall pay Executive immediately upon the Date of Termination a lump sum equal to three (3) times the sum of the Base Compensation and the Target Bonus; (B) for the 36-month period after the Date of Termination, Company shall continue to cover Executive (and Executive’s dependents) in the medical plan sponsored by Company (or any successor) for its executives, provided Executive timely remits to Company the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and (C) Company shall reimburse Executive for any medical premium expenses incurred by Executive under (B) within 30 days after the date of such payment by Executive.

(ii) [Section intentionally left blank.]

(iii) By Company or Executive Following a Change in Control. Except as set forth in Section 6(d)(iv) below, if within a one-year period following a Change in Control (defined in Section 6(i) below), Executive resigns or is terminated for any reason, then in addition to any compensation or benefits to which Executive may be entitled through the Date of Termination (A) Company shall pay Executive immediately upon Date of Termination a lump sum equal to three (3) times the sum of the Base Compensation and the Target Bonus; (B) for the 36-month period after the Date of Termination, Company shall continue to cover the Executive (and Executive’s dependents) in the medical plan sponsored by Company (or any successor) for its executives, provided Executive timely remits to Company the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and (C) Company shall reimburse Executive for any medical premium expenses incurred by Executive under (B) within 30 days after the date of such payment by Executive.

(iv) Notwithstanding the provision of Section 6(d)(iii) above, if following a Change in Control the surviving entity requests Executive to remain employed by the Company, acknowledged by surviving entity expressly assuming and agreeing in writing to perform this Agreement, then Executive may not resign under Section 6(d)(iii) until six (6) months after the date of the Change in Control.

(v) By Company for Cause. Notwithstanding the foregoing provisions of this Section 6, in the event Executive is terminated because of Cause, Company shall have no obligations pursuant to this Agreement after the Date of Termination other than for salary accrued but unpaid through the Date of Termination (defined by Section 6(f) below) and reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to Date of Termination. For purposes herein, “Cause” means (A)  Executive’s gross negligence, gross neglect or willful misconduct in the performance of the duties required hereunder, (B) Executive’s commission of a felony that results in a material adverse effect on the Company, or (C) Executive’s material breach of any material provision of this Agreement. Notwithstanding the foregoing, prior to any termination for Cause under clauses (A) or (C) of the preceding sentence, (X) Company must provide Executive with reasonable notice detailing the failure or conduct on which the termination is to be based, (Y) Company must provide Executive a reasonable opportunity to cure such failure or conduct, and (Z) after such notice and an opportunity to cure, the Committee must reasonably determine that Executive has not cured such failure or conduct. Executive shall not be deemed to have been terminated for Cause unless and until Executive shall have been provided an opportunity to be heard in person by the Committee (with the assistance of Executive’s counsel if Executive so desires) on at least five business days’ advance notice, and the Committee must unanimously approve the termination of Executive for Cause.

(vi) If Executive is a “specified employee” (as defined within Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the accompanying regulations to Section 409A of the Code, the “Nonqualified Deferred Compensation Rules”) at the time that Executive incurs a “separation from service” (as defined in the Nonqualified Deferred Compensation Rules), any applicable lump sum payment described in Sections 6(a)(ii), 6(d)(i), or 6(d)(iii) shall not be in accordance with the time periods described in the applicable Sections, but shall be delayed for a period of six months. Any such lump sum payment which Executive is entitled to but that shall be delayed pursuant to the preceding sentence shall be contributed to the trustee of a “rabbi” trust (the “Trust”), which is an unfunded arrangement that will be designed to comply with Revenue Procedure 92-64. Such amounts that would otherwise be payable upon separation from service shall be held by the trustee pursuant to the terms of such Trust and paid to Executive as of the earlier of: (1) the first day of the seventh month following Executive’s separation from service; or (2) Executive’s date of death. Such amounts (including any such amounts that would otherwise be payable in installments commencing on separation from service) shall be accumulated and paid in a lump sum with interest (based on the “prime rate” as published in the Wall Street Journal, plus one (1) percent) on the date that is the earlier of (1) or (2) above, unless such day is not a business day, in which case the business day immediately prior to such date in (1) or (2) above shall be the date the prime rate is determined, and shall be paid in installments (to the extent applicable) thereafter.

(vii) All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(l)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (1) the amounts reimbursed and in-kind benefits under this Agreement, other than with respect to medical benefits provided under this Section 6, during Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (2) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (3) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (4) any expenses reimbursed/in-kind benefits provided under Sections 6(d)(i) and 6(d)(iii) hereof will not affect the expenses eligible for reimbursement/in-kind benefits provided in any other year (any such reimbursement or in-kind benefit arrangement to be referred to herein as a “Reimbursement Plan”).

(e) Notice of Termination. Any purported termination of Executive’s employment by Company or by Executive and any purported termination of this Agreement shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 10 hereof. Notice of Termination shall include the effective Date of Termination (defined in Section 6(f) below) of this Agreement. Any Notice of Termination shall be deemed to also be Executive’s resignation as director and/or officer of any Affiliate of the Company. Executive agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the Date of Termination, regardless of when or whether he executes any such documentation.

(f) Date of Termination. “Date of Termination” shall mean in the case of Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination as the effective date on which this Agreement shall be terminated, provided that for purposes of determining the date of payment pursuant to Executive’s termination for any reason shall be the date of Executive’s separation of service in accordance with Treasury Regulation 1.409A-1(h).

(g) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor, except as provided in Section 6(k), shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Executive as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Executive to Company, or otherwise.

(h) Full Tax Gross-Up of Payments. In the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) made or provided to or for the benefit of Executive in connection with this Agreement or Executive’s employment with Company or the termination thereof (the “Payments”) is determined to be subject to any additional tax imposed by Section 4999 or 409A of the Code or any interest or penalties with respect to such additional taxes (such additional taxes, together with any such interest and penalties, are collectively referred to as the “Excise Taxes”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from Company such that the net amount received by Executive after paying any applicable Excise Taxes and any federal, state or local income or FICA taxes on such Gross-Up Payment, shall be equal to the amount Executive would have received if such Excise Taxes were not applicable to the Payments.

For purposes of determining whether any of the Payments will be subject to the Excise Taxes and the amount of such Excise Taxes, (i) all of the Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel reasonably acceptable to Executive (“Tax Counsel”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code; (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (as the term “base amount” is defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d) and 409A of the Code; and (iv) all Payments shall be deemed subject to the Excise Tax pursuant to section 409A of the Code unless, in the opinion of Tax Counsel, such Payments are not subject to Excise Tax pursuant to section 409A. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and State and local income taxes at the highest marginal rate of taxation in the State and locality of Executive’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such State and local taxes.

In the event that the Excise Taxes are determined by the IRS, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make another Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within ten (10) business days following the date that Executive remits to the IRS such additional Excise Taxes. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

If a termination of Executive’s employment shall have occurred, the Company shall promptly reimburse to Executive all reasonable attorneys fees and expenses necessarily incurred by Executive in disputing in good faith any issue with the Company or its Affiliates pursuant to this Section 6(h) or asserting in good faith any claim, demand or cause of action against the Company or its Affiliates pursuant to this Section 6(h). Such reimbursements shall be made within ten (10) business days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. This reimbursement obligation shall remain in effect following Executive’s termination of employment for the applicable statute of limitations period relating to any such claim, and the amount of reimbursements hereunder during any calendar year shall not affect the expenses eligible for reimbursement in any other year.

The Gross-Up Payments provided to Executive shall be made not later than the tenth (10th) business day following the date Executive remits to the IRS any such Excise Taxes; provided, however, that if the amounts of such Gross-Up Payments cannot be finally determined on or before the due date of any Excise Tax return required as a result of the Payments, the Company shall pay to Executive within 10 days after the date Executive remits to the IRS such Excise Taxes, an estimate of the Gross-Up Payments due, as determined in good faith by Executive and the Company, the estimate to be of the minimum amount of such payments to which Executive is clearly entitled. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a non-interest bearing loan by the Company to Executive, payable on the tenth (10th) business day after demand by the Company. At the time the payments are made under this Agreement, the Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitations any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants and any such opinions or advice which are in writing shall be attached to the statement.

Any Gross-Up Payments hereunder will not affect the expenses eligible for reimbursement provided in any other year and this Tax Gross-Up provision shall remain in effect until the applicable 280G and 409A statute of limitations has ended.

(i) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean an occurrence of the following during the Term:

(1) The “acquisition” by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of any securities of Company which generally entitles the holder thereof to vote for the election of directors of Company (the “Voting Securities”) which, when added to the Voting Securities then “Beneficially Owned” by such Person, would result in such Person either “Beneficially Owning” fifty percent (50%) or more of the combined voting power of Company’s then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of Company’s directors; provided, however, that for purposes of this paragraph (1) of Section 6(i), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person: (a) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of open market acquisition of Voting Securities by Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (b) is Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Company (a “Controlled Entity”); (c) acquires Voting Securities in connection with a “Non Control Transaction” (as defined in paragraph (3) of this Section 6(i)); or (d) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities as a result of a transaction approved by a majority of the Incumbent Board (as defined in paragraph (2) below); or

(2) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by Company’s stockholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(3) The consummation of a merger, consolidation or reorganization involving Company (a “Business Combination”), unless (1) the stockholders of Company, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (3) no Person (other than (x) Company or any Controlled Entity, (y) a trustee or other fiduciary holding securities under one or more Executive benefit plans or arrangements (or any trust forming a part thereof) maintained by Company, the Surviving Corporation or any Controlled Entity, or (z) any Person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a Business Combination described in clauses (1), (2) and (3) of this paragraph shall be referred to as a “Non-Control Transaction”);

(4) A complete liquidation or dissolution of Company; or

(5) The sale or other disposition of all or substantially all of the assets of Company to any Person (other than a transfer to a Controlled Entity).

A Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more executive benefit plans or arrangements (or any trust forming a part thereof) maintained by Company or any Controlled Entity or (y) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of Company in substantially the same proportion as their ownership of stock in Company immediately prior to such acquisition.

Any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if (i) the Incumbent Board continues to constitute a majority of the Board of the Company (or of the Surviving Corporation (if not the Company) and of any and all resulting parent entity(ies) in a Business Combination ), (ii)  Executive maintains his same position of employment and reporting relationship with the Company (or of the Surviving Corporation (if not the Company) and of any and all resulting parent entity(ies) in a Business Combination) and (iii) any successor entity of the Company, if any, agrees in writing to expressly assume and agree to perform this Agreement, as required by Section 12 of this Agreement, after such event for a period of at least three (3) years.

(j) Good Reason. For purposes of this Agreement, “Good Reason” shall mean (1) the material breach of any of the Company’s obligations under this Agreement without Executive’s written consent or (2) the occurrence of any of the following circumstances, without Executive’s written consent:

(i) the change of Executive’s title or the assignment to Executive of any duties that materially adversely alter the nature or status of Executive’s office, title, responsibilities, including reporting responsibilities, or action by the Company that results in the material diminution of Executive’s position, duties or authorities, from those in effect immediately prior to such change in title, assignment or action;

(ii) the failure by Company to continue in effect any compensation plan in which Executive participates that is material to Executive’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Company to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to Executive, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis;

(iii) the taking of any action by Company which would directly or indirectly materially reduce or deprive Executive of any material pension, welfare or fringe benefit then enjoyed by Executive, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis;

(iv) the relocation of Company’s principal executive offices, or the Company’s requiring Executive to relocate, anywhere outside the greater Houston, Texas metropolitan area, except for required travel on the Company’s business to an extent substantially consistent with Executive’s obligations under this Agreement; or

(v) the Company’s material breach of any material provision of this Agreement.

Executive is required to provide notice to the Company of the existence of the conditions described above in this Section 6(j)(i) through (v) within a period not to exceed 90 days from the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may remedy the condition.

(k) Taxable Health Care Coverage or Benefits. To the extent the health care coverage or benefits received by Executive after termination are taxable to Executive, Company shall make Executive “whole” on a net after tax basis by reimbursing Executive for such amount no later than 10 days after such taxes are remitted by Executive to the IRS; provided, however, that such coverage shall cease if Executive obtains comparable replacement coverage (although Executive shall have no obligation to pursue such coverage).

(l) Acceleration of Unvested Awards. In the event of Executive’s termination or resignation under the circumstances described in Sections 6(a)(ii), 6(b), 6(c), 6(d)(i), 6(d)(iii) or 6(d)(iv), then all then outstanding Company stock-based awards of Executive, other than the awards dated the date of this Agreement (which shall be governed by the terms of agreement with respect to such award), and all equity compensation described in Section 4(c) shall become immediately exercisable and payable in full, as the case may be, with any performance goals associated therewith being deemed to have been achieved at the maximum levels and all restrictions removed with respect thereto (including without limitation with respect to any options that would otherwise vest in accordance with performance goals and any grants of restricted stock and/or restricted stock units that shall have been granted prior to the Effective Date).

(m) Reimbursements for Expenses. Company shall reimburse Executive for business expenses properly incurred prior to the Date of Termination, regardless of the circumstances of termination, and in accordance with the Company’s Reimbursement Plans.

7. Restrictive Covenants.

(a) General. The parties acknowledge that during the Term, Company may disclose to Executive or provide Executive with access to trade secrets or confidential information (“Confidential Information”) of Company or its Affiliates; and/or place Executive in a position to develop business goodwill on behalf of Company or its Affiliates; and/or entrust Executive with business opportunities of Company or its Affiliates. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and Confidential Information of the Company and its Affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of the Company and its Affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Company and its Affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and Executive agree to the following obligations relating to unauthorized disclosures, non-competition and non-solicitation.

(b) Confidential Information; Unauthorized Disclosure. Executive shall not, whether during the period of his employment hereunder or thereafter, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an executive of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Company, any Confidential Information obtained by him while in the employ of Company with respect to Company’s business, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature, the disclosure of which he knows or should know will be damaging to Company; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information which Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding. In no event shall an asserted violation of the provisions of this paragraph constitute a basis for deferring or withholding any amounts payable to Executive under this Agreement. Within fourteen (14) days after the termination of Executive’s employment for any reason, Executive shall return to Company all documents and other tangible items containing Company information which are in Executive’s possession, custody or control. Executive agrees that all Confidential Information of the Company exclusively belongs to the Company, and that any work of authorship relating to the Company’s business, products or services, whether such work is created solely by Executive or jointly with others, and whether or not such work is Confidential Information, shall be deemed exclusively belonging to the Company.

(c) Non-Competition. During the Term and for a period of one (1) year thereafter, Executive shall not in any geographic area or market where the Company or any of its Affiliates are conducting any Business (defined below) or have during the previous 12 months conducted such Business, directly or indirectly for Executive or for others, engage in or become interested financially in as a principal, executive, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any person engaged in any business substantially identical to the Business (defined below); provided, however, that Executive may invest in stock, bonds or other securities in any such business (without participating in such business) if: (i)(A) such stock, bonds or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (B) its investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. The term “Business” shall mean the exploration, development and production of crude petroleum and natural gas. Notwithstanding the foregoing provisions of this Section 7(c), Executive shall have no further obligations under this Section 7(c) in the event of (1) a termination of Executive’s employment by Company without Cause, (2) a termination of Executive’s employment pursuant to Section 6(d)(iii) or (3) Executive’s resignation for Good Reason.

(d) Non-Solicitation. Executive undertakes toward Company and is obligated, during the Term and for a period of one (1) year thereafter, in any geographic area or market where the Company or any of its Affiliates are conducting any Business or have during the previous 12 months conducted such Business, not to solicit or hire, directly or indirectly for Executive or for others, in any manner whatsoever (except in response to a general solicitation), in the capacity of executive, consultant or in any other capacity whatsoever, one or more of the executives, directors or officers or other persons (hereinafter collectively referred to as “Company Executives”) who at the time of solicitation or hire, or in the 90 day period prior thereto, are working full-time or part-time for Company or any of its Affiliates and not to endeavor, directly or indirectly, in any manner whatsoever, to encourage any of said Company executives to leave his or her job with Company or any of its Affiliates and not to endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client of Company or any of its Affiliates to terminate, in whole or in part, its business relations with Company or any of its Affiliates.

(e) Enforcement and Reformation. It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions of this Section 7 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 7 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

(f) Remedies. In the event of a breach or threatened breach by Executive of the provisions of this Section 7, Executive acknowledges that money damages would not be sufficient remedy, and the Company shall be entitled to specific performance, injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein. Nothing herein contained shall be construed as prohibiting Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

(g) Nondisparagement. Executive and the Company and its Affiliates shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its Affiliates or Executive to any state or federal law enforcement agency or require notice to the Company or Executive thereof, and none of Executive, the Company or any of its Affiliates will be in breach of the covenant contained above solely by reason of testimony or disclosure which is compelled by applicable law or regulation or process of law. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Company or any of its Affiliates and for which Executive may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Executive may have under any stock option or other agreements with Company or any of its Affiliates.

9. Non-assignability by Executive. The obligations of Executive hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer, except by will or the laws of descent and distribution.

10. Method of Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by facsimile with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Company at its principal office address and facsimile number, directed to the attention of the Board with a copy to the Secretary of Company, and to Executive at Executive’s residence address and facsimile number on the records of Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor by operation of law or otherwise and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement.

13. Indemnification. The Company agrees to indemnify the Executive with respect to any acts or omissions he may commit during the period during which he is an officer, director and/or employee of the Company or any Affiliate thereof, and to provide him with coverage under any directors’ and officers’ liability insurance policies, in each case on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.

14. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

15. Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The Company’s obligations under this paragraph shall apply without regard to the outcome of any such contest; provided, however, that if such contest relates to a payment, act or omission that occurred prior to a Change in Control, then the Company’s obligations under this paragraph shall apply only if the Executive obtains any money judgment or otherwise prevails with respect to any such contest.

16. Waiver and Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Applicable Law. This Agreement is entered into under, and the validity, interpretation, construction and performance of this Agreement shall be governed by, the laws of the State of Texas.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Entire Agreement. Except as provided in the written benefit plans and programs and agreements of the Company in effect during the Term of this Agreement, this Agreement is an integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement; and this Agreement contains the entire understanding of the parties in respect of the subject matter and supersedes and replaces in full all prior written or oral agreements and understandings between the parties with respect to such subject matters. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof (including, without limitation, the Original Agreement) are hereby null and void and of no further force and effect.

20. Representation by Executive. Executive hereby represents and warrants to the Company that, as of the Effective Date, he is not a party to any employment or other agreement with any third party which would preclude him from continuing employment with the Company and performing his obligations under this Agreement.

21. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

22. Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

23. Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

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- SIGNATURE PAGE FOLLOWS -

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 10, 2008, effective for all purposes as provided above on the Effective Date.

ENERGY XXI (BERMUDA) LIMITED

By:	/s/ David M. Dunwoody
David M. Dunwoody
Director and Chairman of the Remuneration Committee

EXECUTIVE

/s/ John D. Schiller, Jr.
John D. Schiller, Jr.